EXHIBIT 99.3

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Alfacell Appoints David Sidransky Chairman of the Board of Directors

SOMERSET, N.J., Jan. 17, 2008 – Alfacell Corporation (Nasdaq: ACEL) today announced that its board of directors has appointed David Sidransky, M.D., chairman. Dr. Sidransky, 47, has served as Alfacell’s vice chairman since January 2007 and as a director since May 2004. He succeeds Kuslima Shogen, Alfacell’s chairman since 1996. Ms. Shogen continues to serve as Alfacell’s chief executive officer and a director.

Separating the roles of chairman and chief executive officer is considered a best practice of corporate governance, and will allow the company to focus on the completion of its rolling new drug application for ONCONASE® and pursue new business relationships and opportunities. The change in responsibilities is consistent with the recent and ongoing efforts of the board of directors to develop a succession plan that allows for a smooth leadership transition upon the potential marketing approval of ONCONASE.

“Dr. Sidransky is an asset to our company and our board,” said Ms. Shogen. “David and I have worked closely together over the past four years, and his appointment to the chairman’s post is a positive step forward as we progress toward our goal of completing Alfacell’s transformation into a successful commercial-stage biotechnology company.”

About David Sidransky, M.D.

Dr. Sidransky joined the Alfacell board of directors in May 2004 and serves as Chairman of Alfacell’s scientific advisory board. The founder of several private biotechnology companies, he has served as a scientific advisory board member for many private and public biotechnology companies, including MedImmune, Telik, Roche and Amgen. In addition, he is a director of ImClone Systems, Champions Biotechnology Inc. and Xenomics, Inc. Previously, he was a member of the board of scientific counselors at the NIDCR and a member of the Recombinant DNA advisory committee at the National Institute of Health NIH (RAC).

Currently, Dr. Sidransky is the director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine. In addition, he is a professor of Oncology, Otolaryngology-Head and Neck Surgery, Cellular & Molecular Medicine, Urology, Genetics, and Pathology at John Hopkins University and Hospital. Dr. Sidransky is certified in Internal Medicine and Medical Oncology by the American Board of Medicine.

More than 350 articles written by Dr. Sidransky have been published in peer-reviewed journals. Furthermore, he has contributed more than 60 cancer reviews and chapters to industry publications and has secured numerous biotechnology patents. He has been the recipient of many awards and honors, including the 1997 Sarstedt International prize from the German Society of Clinical Chemistry, 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda Rosenthal Award presented by the

American Association of Cancer Research. Dr. Sidransky received his bachelor’s degree from Brandeis University and his medical degree from the Baylor College of Medicine.

About ONCONASE®

ONCONASE is a first-in-class therapeutic product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to an ongoing Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in the outcome of the company’s ongoing Phase IIIb clinical trial for its lead product, the company's ability to secure necessary approvals from regulatory agencies, uncertainties involving the ability of the company to finance research and development activities and its ongoing operations, potential challenges to or violations of patents, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.